PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 8, 2000	FILED PURSUANT TO RULE 424(b)(3) REGISTRATION NO. 333-38782

$720,000,000 VITESSE SEMICONDUCTOR CORPORATION 4.00% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2005 AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES

This prospectus supplement relates to the resale by the selling securityholders of 4.00% convertible subordinated debentures due 2005 of Vitesse Semiconductor Corporation and the common stock issuable upon conversion of the debentures.

This prospectus supplement should be read in conjunction with the prospectus dated September 8, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

The table below sets forth information as of the date hereof concerning beneficial ownership of the debentures of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

Name	Principal amount of debentures beneficially owned that may be sold hereby	Percentage of debentures outstanding	Number of shares of common stock that may be sold hereby (1)	Percentage of common stock outstanding (2)
Tracor, Inc. Employees Retirement Plan	209,000	**	1,863	**

**	Less than 1%
(1)	Assumes conversion of all of the holders's debentures at a conversion price of $112.1875 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Debentures—Conversion." As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.
(2)	Calculated based on Rule 13d-3 under the Exchange Act using 189,986,286 shares of common stock outstanding as of January 31, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's debentures. However, we did not assume the conversion of any other holder's debentures.

        THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION PASSED UPON THE ACCURACY OR
ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY
IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is March 8, 2001